AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

DECEMBER  11, 2007

REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cuisine Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-0948383
(State or other jurisdiction of	(IRS Employer
Incorporation or organization)	Identification No.)

85 South Bragg St. Suite 600, Alexandria, VA	22312
(Address of Principal Executive Offices)	(Zip Code)

Cuisine Solutions, Inc. 2007 Equity Incentive Plan

(Full title of the plan)

Stanislas Vilgrain

Chief Executive Officer and President

Cuisine Solutions, Inc.

85 S. Bragg St. Suite 600, Alexandria, VA  22312

(703) 270-2900

(Name, address and telephone number of agent for service)

Copy to:

Darren K. DeStefano, Esq.

Christina L. Novak, Esq.

Cooley Godward Kronish LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA  20190-5656

(703) 456-8000

(703) 456-8100 (facsimile)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per security		Proposed maximum aggregate offering price		Amount of registration Fee
Common Stock, par value $0.01 per share	1,600,000 shares(1)	$4.40	(2)	$7,040,000	(2)	$216.13

(1)          Covers shares reserved for issuance pursuant to the Cuisine Solutions, Inc. 2007 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)          Estimated for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low sales prices per share of Registrant’s Common Stock on December 4, 2007, as reported by the American Stock Exchange, which average was $4.40 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement will be included in the documents that will be sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act. That information is not being filed with the Securities and Exchange Commission (the “SEC”) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information that we file with it.  The following documents previously filed by Cuisine Solutions, Inc. (the “Company”) with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into the Registration Statement:

• Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed September 21, 2007;

• Quarterly Report on Form 10-Q for the fiscal quarter ended September 22, 2007, filed November 5, 2007;

• Current Report on Form 8-K filed on October 31, 2007; and

• The description of the Company’s common stock contained in the Company’s Registration  Statement on Form 8-A filed on February 22, 2005,  as amended from time to time, pursuant to Section 12(b) of the Exchange Act.

In addition, all documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable

Item 6.  Indemnification of directors and officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VII of our second amended and restated certificate of incorporation requires us to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where we are permitted to indemnify such persons.

The indemnification provisions as are or may be contained in our second amended and restated certificate of incorporation and amended and restated bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.  Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits.

See Exhibit Index attached hereto.

Item 9. Undertakings.

(a)                                                                                  The registrant hereby undertakes:

(1)                                              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alexandria, Commonwealth of Virginia, on this 11th day of December 2007.

CUISINE SOLUTIONS, INC.

By:	/s/Stanislas Vilgrain
Stanislas Vilgrain
Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned directors and officers of Cuisine Solutions, Inc. hereby constitute and appoint Stanislas Vilgrain and Ronald Zilkowski, and each of them, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stanislas Vilgrain	Chief Executive Officer and President	December 11, 2007
Stanislas Vilgrain	(Principal Executive Officer)

/s/ Ronald Zilkowski	Chief Financial Officer, Treasurer and	December 11, 2007
Ronald Zilkowski	Corporate Secretary (Principal Financial and Accounting Officer)

/s/ Jean-Louis Vilgrain	Chairman of the Board	December 11, 2007
Jean-Louis Vilgrain

/s/ Sebastien Vilgrain	Director	December 11, 2007
Sebastien Vilgrain

/s/ Charles C. McGettigan	Director	December 11, 2007
Charles C. McGettigan

/s/ Robert van Roijen	Director	December 11, 2007
Robert van Roijen

/s/ Hugues Prince	Director	December 11, 2007
Hugues Prince

/s/ John D. Firestone	Director	December 11, 2007
John D. Firestone

/s/ Robert N. Herman	Director	December 11, 2007
Robert N. Herman

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2007).
4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3-B of the Registrant’s form 10-K/A for the year ended June 27, 1992, filed with the SEC on April 2, 1993).
4.3	Form of specimen certificate representing the registrant’s common stock (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form SB-2 (No. 33-78446).
4.4	Cuisine Solutions, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 31, 2007).
5.1*	Opinion of Cooley Godward Kronish LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included as part of the signature page).

*                                         Filed herewith.